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                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77D
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                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                           SUB-ITEM 77D(a) and 77Q1(b)

      Change in Investment Objective for the Real Estate Securities Trust.


WHEREAS, the Trustees have determined to amend the investment objective of the portfolio listed below; it is

RESOLVED, that the investment objective of the portfolio listed below be amended in substantially the form as noted below with such changes as may be approved by officers of the Trust; and

FURTHER RESOLVED, that such change shall be effective upon the later to occur of
(a) disclosure in the Trust's prospectus and (b) approval by shareholders of such portfolio.

                          Real Estate Securities Trust

         Current Investment Objective

         To achieve a combination of long-term capital appreciation and satisfactory current income by investing in real estate related equity and fixed income securities

         Proposed Investment Objective

         To seek to achieve long-term capital appreciation and current income

   Approval of Changes to the Investment Policies of the Small Company Value,
           Global Equity, Balanced and Real Estate Securities Trusts

WHEREAS, the Trustees have determined to amend the investment policies of each of the portfolios listed below; it is

RESOLVED, that the investment policies of each portfolio be amended and restated in substantially the form as noted below with such changes as may be approved by officers of the Trust; and

FURTHER RESOLVED, that such change shall be effective upon disclosure in the Trust's prospectus.

Small Company Value Trust:                 see attached portfolio description
Global Equity Trust:                       see attached portfolio description
Balanced Trust:                            see attached portfolio description
Real Estate Securities Trust:              see attached portfolio description
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Small Company Value Trust

Investment Objective

         The investment objective of the Small Company Value Trust is to seek long-term growth of capital.

                               INVESTMENT POLICIES

         T. Rowe Price Associates, Inc. ("T. Rowe Price") manages the Small Company Value Trust. T. Rowe Price seeks to attain this objective by investing, under normal market conditions, primarily in small companies whose common stocks are believed to be undervalued. Normally, the portfolio will invest at least 65% of its total assets in companies with market capitalizations that do not exceed the maximum market capitalization of any security in the Russell 2000 Index at the time of purchase. However, the portfolio will not sell a stock just because a company has grown to a market capitalization that exceeds such maximum. While most assets will be invested in U.S. common stocks, the portfolio may purchase other securities, including foreign securities, futures, and options.

         Reflecting a value approach to investing, the Small Company Value Trust will seek the stocks of companies whose current stock prices do not appear to adequately reflect their underlying value as measured by assets, earnings, cash flow, or business franchises. T. Rowe Price's in-house research team seeks to identify companies that appear to be undervalued by various measures, and may be temporarily out of favor, but have good prospects for capital appreciation. In selecting investments, they generally look for some of the following factors:

- Low price/earnings, price/book value or price/cash flow ratios relative to the S&P 500, the company's peers or its own historic norm;
-    Low stock price relative to a company's underlying asset values;
- Above-average dividend yield relative to a company's peers or its own historic norm;
-    A plan to improve the business through restructuring; or
-    A sound balance sheet and other positive financial characteristics.

Temporary Defensive Investing

         A certain portion of portfolio assets will be held in money market reserves which may consist primarily of shares of one or more T. Rowe Price internal money market funds. Short-term, high-quality U.S. and foreign dollar-denominated money market securities, including repurchase agreements, may also be held. For temporary, defensive purposes, there is no limit on portfolio investments in money market reserves. The effect of taking such a position is that the portfolio may not achieve its investment objective. The reserve position provides flexibility in meeting redemptions, expenses, and the timing of new investments and can serve as a short-term defense during periods of unusual market volatility.
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Global Equity Trust

Investment Objective

         The investment objective of the Global Equity Trust is long-term capital appreciation.

                               INVESTMENT POLICIES

         Putnam Investment Management, L.L.C. ("Putnam") manages the Global Equity Trust. Putnam seeks to attain this objective by investing, under normal market conditions, at least 65% of the portfolio's total assets in equity securities of companies in at least three different countries, including the U.S. Putnam looks for companies with stock prices that it believes reflect a lower value than the value Putnam places on the business and for factors that it believes will cause the stock price to increase toward that latter value. The portfolio may invest in companies of any size but emphasizes mid- and large-capitalization companies.

         To determine whether a company is located in a particular country, Putnam looks at the following factors:

         - where the company's securities trade;
         - where the company is located or organized; or
         - where the company derives its revenues or profits.

         In selecting portfolio securities to buy and sell, Putnam considers, among other factors, a company's financial strength, competitive position in its industry, projected future earnings, cash flows and dividends.

         The Global Equity Trust will invest in foreign securities (including emerging market securities) and will have exposure to foreign currencies through its investment in these securities, its direct holdings of foreign currencies or through its use of foreign currency exchange contracts for the purchase or sale of a fixed quantity of a foreign currency at a future date.

         The Global Equity Trust may also invest in preferred stock, convertible securities and debt securities and may engage in a variety of transactions involving futures, options, warrants and swap contracts. These investment techniques and practices are described further in the prospectus under "Additional Investment Policies and Transactions" and in the Statement of Additional Information.

         The Global Equity Trust may engage in active and frequent trading to achieve its principal investment strategies which will increase transaction costs.

Temporary Defensive Investing

         To meet redemption requests or pending investment of its assets or during unusual market conditions, the Global Equity Trust may invest primarily in debt securities, preferred stocks, U.S. Government and agency obligations, cash, money market instruments (including repurchase agreements) or any other securities considered by Putnam to be consistent with defensive strategies. When the portfolio is in a defensive position or awaiting investment of its assets, the ability to achieve its investment objective will be limited.
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Balanced Trust

Investment Objective

         The investment objective of the Balanced Trust is current income and capital appreciation.

Investment Policies

         Founders Asset Management LLC ("Founders") is the manager of the Balanced Trust. A shareholders meeting has been scheduled for May 4, 2001 to consider, among other matters, the approval of Manufacturers Adviser Corporation ("MAC") as the manager of the Balanced Trust. If this change is approved by shareholders, it will become effective immediately.

Both Founders (and, if approved by shareholders, MAC) seek to attain this objective by investing the portfolio's assets in a balanced portfolio of (i) Equity Securities (as defined below) and (ii) Fixed Income Securities (as defined below).

         Equity Securities

         The Balanced Trust may invest up to 70% of its total assets in common stocks, convertible corporate obligations, and preferred stocks of companies that have a market capitalization of at least $500 million (collectively, "Equity Securities"). Under normal market conditions, the portfolio will invest at least 40% of its assets in Equity Securities.

         The Balanced Trust may invest in foreign securities and may have exposure to foreign currencies through its investment in these securities, its direct holdings of foreign currencies or through its use of foreign currency exchange contract for the purchase or sale of a fixed quantity of a foreign currency at a future date. Investments in foreign securities may include depositary receipts.

         Fixed Income Securities

         The Balanced Trust may invest up to 50% of its total assets in fixed income securities including, without limitation, U.S. governmental obligations, investment grade corporate bonds, high yield corporate bonds, asset-backed securities, mortgage-backed securities, collateralized mortgage obligations (collectively, "Fixed Income Securities"). Under normal market conditions, the portfolio will invest at least 25% of its assets in Fixed Income Securities.

         At least 65% of the Fixed Income Securities purchased by the portfolio will be either (a) U.S. government securities or (b) securities rated A or higher by Moody's or Standard & Poor's (or equivalent as determined by the subadviser).

         Fixed Income Securities may include U.S. dollar denominated foreign securities.

Temporary Defensive Investing

To meet redemption requests or pending investment of its assets or during unusual market conditions, the Balanced Trust may place any portion of its assets in:

- money market instruments (which include, but are not limited to, commercial paper, certificates of deposit, bankers' acceptances and other obligations of domestic and foreign banks, repurchase agreements, reverse repurchase agreements, corporate bonds with terms to maturity of less than one year, nonconvertible debt securities and short term obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities), and

-    cash.

When the portfolio is in a defensive position or awaiting investment of its assets, it may not participate in market advances or declines to the same extent that it would if the portfolio remained fully invested in stocks or bonds.
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Real Estate Securities Trust

Investment Objective

         The investment objective of the Real Estate Securities Trust is to seek to achieve a combination of long-term capital appreciation and current income."

                               INVESTMENT POLICIES

         Cohen & Steers Capital Management, Inc. ("Cohen & Steers") manages the Real Estate Securities Trust. Cohen & Steers seeks to attain this objective by investing, under normal market conditions, substantially (at least 65% of total assets) in equity securities of real estate companies. These equity securities include:

-    Common stocks (including REIT shares);
-    Rights or warrants to purchase common stocks;
- Securities convertible into common stock where the conversion feature represents, in Cohen & Steer's view, a significant element of the securities' value; and
-    Preferred stocks.

         A real estate company is one that: (a) derives at least 50% of its revenues from the ownership, construction, financing, management or sale of commercial, industrial, or residential real estate, or (b) has at least 50% of its assets in such real estate.

         The portfolio may invest without limit in shares of real estate investment trusts ("REITs"). REITs pool investors' funds for investment primarily in income producing real estate or real estate related loans or interests. A REIT is not taxed on income distributed to shareholders if, among other things, it distributes to its shareholders substantially all of its taxable income (other than net capital gains) for each taxable year. As a result, REITs tend to pay relatively higher dividends than other types of companies and the portfolio intends to use these REIT dividends in an effort to meet the current income goal of its investment objective. REITs are not taxed on income distributed to shareholders provided they comply with the requirements of the Internal Revenue Code.

         REITs can generally be classified as Equity REITs, Mortgage REITs and Hybrid REIT. Equity REITs invest the majority of their assets directly in real property and derive income primarily from the collection of rents. Equity REITs can also realize capital gains by selling properties that have appreciated in value. Mortgage REITs invest the majority of their assets in real estate mortgages and derive their income primarily from interest payments. Hybrid REITs combine the characteristics of both Equity REITs and Mortgage REITs. The portfolio invests primarily in Equity REITs.

         In making investment decisions on behalf of the portfolio, Cohen & Steers relies on a fundamental analysis of each company. Cohen & Steers reviews each company's potential for success in light of the company's current financial condition, its industry position, and economic, and market conditions. Cohen & Steers evaluates a number of factors, including growth potential, earnings estimates and the quality of management.

         The portfolio may invest up to 10% of its total assets in securities of foreign real estate companies.

Temporary Defensive Investing

         To meet redemption requests or pending investment of its assets or during unusual market conditions, the Real Estate Securities Trust may place all or a portion of its assets in investment grade fixed income securities, including cash or short-term debt securities, without regard to whether the issuer is a real estate company. To the extent the portfolio is in a defensive position, the ability to achieve its investment objective will be limited.